Exhibit 99.1

Microsoft Cloud Drives Record Fourth Quarter Results

REDMOND, Wash. — July 19, 2018 — Microsoft Corp. today announced the following results for the quarter ended June 30, 2018, as compared to the corresponding period of last fiscal year:

•	Revenue was $30.1 billion and increased 17%
•	Operating income was $10.4 billion and increased 35%
•	Net income was $8.9 billion GAAP and $8.8 billion non-GAAP
•	Diluted earnings per share was $1.14 GAAP and $1.13 non-GAAP

“We had an incredible year, surpassing $100 billion in revenue as a result of our teams’ relentless focus on customer success and the trust customers are placing in Microsoft,” said Satya Nadella, chief executive officer of Microsoft. “Our early investments in the intelligent cloud and intelligent edge are paying off, and we will continue to expand our reach in large and growing markets with differentiated innovation.”

The following table reconciles our financial results reported in accordance with generally accepted accounting principles (GAAP) to non-GAAP financial results. Additional information regarding our non-GAAP definition is provided below. All growth comparisons relate to the corresponding period in the last fiscal year.

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2017 As Reported (GAAP)	$25,605	$7,682	$8,069	$1.03
Restructuring Expenses	-	306	243	0.03
2017 As Adjusted (non-GAAP)	$25,605	$7,988	$8,312	$1.06
2018 As Reported (GAAP)	$30,085	$10,379	$8,873	$1.14
Net TCJA Impact	-	-	(104)	(0.01)
2018 As Adjusted (non-GAAP)	$30,085	$10,379	$8,769	$1.13
Percentage Change Y/Y (GAAP)	17%	35%	10%	11%
Percentage Change Y/Y (non-GAAP)	17%	30%	5%	7%
Percentage Change Y/Y (non-GAAP) Constant Currency	15%	24%	2%	3%

GAAP results include a net benefit of $104 million related to the Tax Cuts and Jobs Act (TCJA) for the three months ended June 30, 2018 and a charge of $306 million related to restructuring expenses for the three months ended June 30, 2017, which are excluded from our non-GAAP results.

Microsoft returned $5.3 billion to shareholders in the form of dividends and share repurchases in the fourth quarter of fiscal year 2018, an increase of 16% compared to the fourth quarter of fiscal year 2017.

“Exceptional sales execution delivered double-digit revenue growth across all segments and strong progress against our strategic priorities, anchored by commercial cloud revenue growing 53% year-over-year to $6.9 billion,” said Amy Hood, executive vice president and chief financial officer of Microsoft.

Revenue in Productivity and Business Processes was $9.7 billion and increased 13% (up 10% in constant currency), with the following business highlights:

•	Office commercial products and cloud services revenue increased 10% (up 8% in constant currency) driven by Office 365 commercial revenue growth of 38% (up 35% in constant currency)
•	Office consumer products and cloud services revenue increased 8% (up 6% in constant currency) and Office 365 consumer subscribers increased to 31.4 million
•	LinkedIn revenue increased 37% (up 34% in constant currency) with continued acceleration in engagement highlighted by LinkedIn sessions growth of 41%
•	Dynamics products and cloud services revenue increased 11% (up 8% in constant currency) driven by Dynamics 365 revenue growth of 61% (up 56% in constant currency)

Revenue in Intelligent Cloud was $9.6 billion and increased 23% (up 20% in constant currency), with the following business highlights:

•	Server products and cloud services revenue increased 26% (up 24% in constant currency) driven by Azure revenue growth of 89% (up 85% in constant currency)
•	Enterprise Services revenue increased 8% (up 7% in constant currency)

Revenue in More Personal Computing was $10.8 billion and increased 17% (up 16% in constant currency), with the following business highlights:

•	Windows OEM revenue increased 7% (up 7% in constant currency) driven by OEM Pro revenue growth of 14%
•	Windows commercial products and cloud services revenue increased 23% (up 19% in constant currency) driven by an increased volume of multi-year agreements and the mix of products that carry higher in-quarter revenue recognition
•	Gaming revenue increased 39% (up 38% in constant currency) with Xbox software and services revenue growth of 36% (up 35% in constant currency) mainly from third party title strength
•	Surface revenue increased 25% (up 21% in constant currency) driven by strong performance of the latest editions of Surface against a low prior year comparable
•	Search advertising revenue excluding traffic acquisition costs increased 17% (up 16% in constant currency) driven by higher revenue per search and search volume

Fiscal Year 2018 Results

Microsoft Corp. today announced the following results for the fiscal year ended June 30, 2018, as compared to the corresponding period of last fiscal year:

•	Revenue was $110.4 billion and increased 14%
•	Operating income was $35.1 billion and increased 21%
•	Net income was $16.6 billion GAAP and $30.3 billion non-GAAP
•	Diluted earnings per share was $2.13 GAAP and $3.88 non-GAAP
•	GAAP results include a $13.7 billion net charge related to TCJA

The following table reconciles our financial results reported in accordance with GAAP to non-GAAP financial results. Additional information regarding our non-GAAP definition is provided below. All growth comparisons relate to the corresponding period in the last fiscal year.

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2017 As Reported (GAAP)	$96,571	$29,025	$25,489	$3.25
Restructuring Expenses	-	306	243	0.04
2017 As Adjusted (non-GAAP)	$96,571	$29,331	$25,732	$3.29
2018 As Reported (GAAP)	$110,360	$35,058	$16,571	$2.13
Net TCJA Impact	-	-	13,696	1.75
2018 As Adjusted (non-GAAP)	$110,360	$35,058	$30,267	$3.88
Percentage Change Y/Y (GAAP)	14%	21%	(35)%	(34)%
Percentage Change Y/Y (non-GAAP)	14%	20%	18%	18%
Percentage Change Y/Y (non-GAAP) Constant Currency	13%	17%	15%	16%

GAAP results include a net charge of $13.7 billion related to TCJA for the twelve months ended June 30, 2018 and a charge of $306 million related to restructuring expenses for the twelve months ended June 30, 2017, which are excluded from our non-GAAP results.

Business Outlook

Microsoft will provide forward-looking guidance in connection with this quarterly earnings announcement on its earnings conference call and webcast.

Webcast Details

Satya Nadella, chief executive officer, Amy Hood, executive vice president and chief financial officer, Frank Brod, chief accounting officer, Carolyn Frantz, deputy general counsel and corporate secretary, and Michael Spencer, general manager of investor relations, will host a conference call and webcast at 2:30 p.m. Pacific time (5:30 p.m. Eastern time) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/en-us/investor. The webcast will be available for replay through the close of business on July 19, 2019.

New Accounting Standards

We adopted new accounting standards related to revenue recognition and leases effective July 1, 2017. The prior periods presented here have been restated to reflect adoption of these new standards.

Non-GAAP Definition

Restructuring Expenses. We recorded $306 million of restructuring charges primarily related to our sales and marketing restructuring plan during the three months ended June 30, 2017.

TCJA Impact. We recorded a benefit of $104 million during the three months ended June 30, 2018 and a net charge of $13.7 billion during the twelve months ended June 30, 2018 related to TCJA. As of June 30, 2018, we have not completed our accounting for the tax effects of TCJA. Our net charge is provisional based on reasonable estimates for those tax effects. Changes to these estimates or new guidance issued by regulators may materially impact our provision for income taxes and effective tax rate in the period in which the adjustments are made. Our accounting for the tax effects of TCJA will be completed during the measurement period, which should not extend beyond the second fiscal quarter of 2019.

We have provided non-GAAP financial measures related to restructuring expenses and TCJA to aid investors in better understanding our performance. We believe these non-GAAP measures aid investors by providing additional insight into our operational performance and help clarify trends affecting our business. For comparability of reporting, management considers non-GAAP measures in conjunction with GAAP financial results in evaluating business performance. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Constant Currency

Microsoft presents constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the respective periods. All growth comparisons relate to the corresponding period in the last fiscal year. Microsoft has provided this non-GAAP financial information to aid investors in better understanding our performance. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Financial Performance Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2017 As Reported (GAAP)	$25,605	$7,682	$8,069	$1.03
2017 As Adjusted (non-GAAP)	$25,605	$7,988	$8,312	$1.06
2018 As Reported (GAAP)	$30,085	$10,379	$8,873	$1.14
2018 As Adjusted (non-GAAP)	$30,085	$10,379	$8,769	$1.13
Percentage Change Y/Y (GAAP)	17%	35%	10%	11%
Percentage Change Y/Y (non-GAAP)	17%	30%	5%	7%
Constant Currency Impact	$549	$450	$279	$0.04
Percentage Change Y/Y (non-GAAP) Constant Currency	15%	24%	2%	3%

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2017 As Reported (GAAP)	$96,571	$29,025	$25,489	$3.25
2017 As Adjusted (non-GAAP)	$96,571	$29,331	$25,732	$3.29
2018 As Reported (GAAP)	$110,360	$35,058	$16,571	$2.13
2018 As Adjusted (non-GAAP)	$110,360	$35,058	$30,267	$3.88
Percentage Change Y/Y (GAAP)	14%	21%	(35)%	(34)%
Percentage Change Y/Y (non-GAAP)	14%	20%	18%	18%
Constant Currency Impact	1,275	654	569	$0.07
Percentage Change Y/Y (non-GAAP) Constant Currency	13%	17%	15%	16%

Segment Revenue Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions)	Productivity and Business Processes	Intelligent Cloud	More Personal Computing
2017 As Reported	$8,548	$7,822	$9,235
2018 As Reported	$9,668	$9,606	$10,811
Percentage Change Y/Y	13%	23%	17%
Constant Currency Impact	$228	$182	$139
Percentage Change Y/Y Constant Currency	10%	20%	16%

Selected Product and Service Revenue Constant Currency Reconciliation

	Three Months Ended June 30, 2018
	Percentage Change Y/Y (GAAP)	Constant Currency Impact	Percentage Change Y/Y Constant Currency
Office commercial products and cloud services	10%	(2)%	8%
Office 365 commercial	38%	(3)%	35%
Office consumer products and cloud services	8%	(2)%	6%
LinkedIn	37%	(3)%	34%
Dynamics products and cloud services	11%	(3)%	8%
Dynamics 365	61%	(5)%	56%
Server products and cloud services	26%	(2)%	24%
Azure	89%	(4)%	85%
Enterprise Services	8%	(1)%	7%
Windows OEM	7%	0%	7%
Windows commercial products and cloud services	23%	(4)%	19%
Search advertising excluding traffic acquisition costs	17%	(1)%	16%
Surface	25%	(4)%	21%
Gaming	39%	(1)%	38%
Xbox software and services	36%	(1)%	35%

About Microsoft

Microsoft (Nasdaq “MSFT” @microsoft) enables digital transformation for the era of an intelligent cloud and an intelligent edge. Its mission is to empower every person and every organization on the planet to achieve more.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	intense competition in all of our markets that may lead to lower revenue or operating margins;

•	increasing focus on cloud-based services presenting execution and competitive risks;

•	significant investments in new products and services that may not achieve expected returns;

•	acquisitions, joint ventures, and strategic alliances that may have an adverse effect on our business;

•	impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;

•	a change in our ability to earn expected revenues from our intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility that we may fail to protect our source code;

•	cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to our reputation or competitive position;

•	disclosure and misuse of personal data that could cause liability and harm to our reputation;

•	the possibility that we may not be able to protect information stored in our products and services from use by others;

•	abuse of our advertising or social platforms that may harm our reputation or user engagement;

•	excessive outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;

•	government litigation and regulatory activity relating to competition rules that may limit how we design and market our products;

•	potential liability under trade protection, anti-corruption, and other laws resulting from our global operations;

•	laws and regulations relating to the handling of personal data that may impede the adoption of our services or result in increased costs, legal claims, fines, or reputational damage;

•	the dependence of our business on our ability to attract and retain talented employees;

•	claims against us that may result in adverse outcomes in legal disputes;

•	additional tax liabilities;

•	quality or supply problems;

•	exposure to increased economic and operational uncertainties from operating a global business, including the effects of foreign currency exchange;

•	catastrophic events or geo-political conditions that may disrupt our business;

•	adverse economic or market conditions that may harm our business;

•	changes in our sales organization that may impact revenues;

•	the development of the internet of things presenting security, privacy, and execution risks;

•	issues about the use of artificial intelligence in our offerings that may result in competitive harm, legal liability, or reputational harm; and

•	damage to our reputation or our brands that may harm our business and operating results.

For more information about risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/en-us/investor.

All information in this release is as of June 30, 2018. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Microsoft Media Relations, WE Communications for Microsoft, (425) 638-7777, rrt@we-worldwide.com

For more information, financial analysts and investors only:

Michael Spencer, general manager, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers, and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. Pacific time conference call with investors and analysts, is available at http://www.microsoft.com/en-us/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017

Revenue:
Product	$17,159	$16,057	$64,497	$63,811
Service and other	12,926	9,548	45,863	32,760

Total revenue	30,085	25,605	110,360	96,571

Cost of revenue:
Product	3,517	3,141	15,420	15,175
Service and other	6,225	5,315	22,933	19,086

Total cost of revenue	9,742	8,456	38,353	34,261

Gross margin	20,343	17,149	72,007	62,310
Research and development	3,933	3,514	14,726	13,037
Sales and marketing	4,760	4,292	17,469	15,461
General and administrative	1,271	1,355	4,754	4,481
Restructuring	0	306	0	306

Operating income	10,379	7,682	35,058	29,025
Other income, net	301	276	1,416	876

Income before income taxes	10,680	7,958	36,474	29,901
Provision for (benefit from) income taxes	1,807	(111)	19,903	4,412

Net income	$8,873	$8,069	$16,571	$25,489

Earnings per share:
Basic	$1.15	$1.05	$2.15	$3.29
Diluted	$1.14	$1.03	$2.13	$3.25

Weighted average shares outstanding:
Basic	7,683	7,715	7,700	7,746
Diluted	7,775	7,806	7,794	7,832

Cash dividends declared per common share	$0.42	$0.39	$1.68	$1.56

MICROSOFT CORPORATION

COMPREHENSIVE INCOME STATEMENTS

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017

Net income	$8,873	$8,069	$16,571	$25,489

Other comprehensive income (loss), net of tax:
Net change related to derivatives	145	(236)	39	(218)
Net change related to investments	(535)	(270)	(2,717)	(1,116)
Translation adjustments and other	(686)	292	(178)	167

Other comprehensive loss	(1,076)	(214)	(2,856)	(1,167)

Comprehensive income	$7,797	$7,855	$13,715	$24,322

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions)(Unaudited)

	June 30, 2018	June 30, 2017

Assets
Current assets:
Cash and cash equivalents	$11,946	$7,663
Short-term investments	121,822	125,318

Total cash, cash equivalents, and short-term investments	133,768	132,981
Accounts receivable, net of allowance for doubtful accounts of $377 and $345	26,481	22,431
Inventories	2,662	2,181
Other	6,751	5,103

Total current assets	169,662	162,696
Property and equipment, net of accumulated depreciation of $29,223 and $24,179	29,460	23,734
Operating lease right-of-use assets	6,686	6,555
Equity and other investments	1,862	6,023
Goodwill	35,683	35,122
Intangible assets, net	8,053	10,106
Other long-term assets	7,442	6,076

Total assets	$258,848	$250,312

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,617	$7,390
Short-term debt	0	9,072
Current portion of long-term debt	3,998	1,049
Accrued compensation	6,103	5,819
Short-term income taxes	2,121	718
Short-term unearned revenue	28,905	24,013
Other	8,744	7,684

Total current liabilities	58,488	55,745
Long-term debt	72,242	76,073
Long-term income taxes	30,265	13,485
Long-term unearned revenue	3,815	2,643
Deferred income taxes	541	5,734
Operating lease liabilities	5,568	5,372
Other long-term liabilities	5,211	3,549

Total liabilities	176,130	162,601

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital — shares authorized 24,000; outstanding 7,677 and 7,708	71,223	69,315
Retained earnings	13,682	17,769
Accumulated other comprehensive income (loss)	(2,187)	627

Total stockholders’ equity	82,718	87,711

Total liabilities and stockholders’ equity	$258,848	$250,312

MICROSOFT CORPORATION

CASH FLOWS STATEMENTS

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017

Operations
Net income	$8,873	$8,069	$16,571	$25,489
Adjustments to reconcile net income to net cash from operations:
Depreciation, amortization, and other	2,516	2,343	10,261	8,778
Stock-based compensation expense	1,012	913	3,940	3,266
Net recognized gains on investments and derivatives	(567)	(520)	(2,212)	(2,073)
Deferred income taxes	(2,389)	(1,090)	(5,143)	(829)
Changes in operating assets and liabilities:
Accounts receivable	(9,188)	(7,029)	(3,862)	(1,216)
Inventories	(572)	(199)	(465)	50
Other current assets	(839)	724	(952)	1,028
Other long-term assets	550	(237)	(285)	(917)
Accounts payable	1,010	850	1,148	81
Unearned revenue	8,702	6,749	5,922	3,820
Income taxes	903	(862)	18,183	1,792
Other current liabilities	1,773	1,412	798	356
Other long-term liabilities	(366)	(118)	(20)	(118)

Net cash from operations	11,418	11,005	43,884	39,507

Financing
Proceeds from issuance (repayments) of short-term debt, maturities of 90 days or less, net	0	3,484	(7,324)	(4,963)
Proceeds from issuance of debt	0	1,751	7,183	44,344
Repayments of debt	(681)	(3,368)	(10,060)	(7,922)
Common stock issued	255	221	1,002	772
Common stock repurchased	(2,362)	(1,765)	(10,721)	(11,788)
Common stock cash dividends paid	(3,226)	(3,009)	(12,699)	(11,845)
Other, net	(25)	(15)	(971)	(190)

Net cash from (used in) financing	(6,039)	(2,701)	(33,590)	8,408

Investing
Additions to property and equipment	(3,980)	(2,283)	(11,632)	(8,129)
Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(434)	(358)	(888)	(25,944)
Purchases of investments	(32,380)	(29,031)	(137,380)	(176,905)
Maturities of investments	7,108	5,810	26,360	28,044
Sales of investments	27,024	18,596	117,577	136,350
Securities lending payable	(8)	(103)	(98)	(197)

Net cash used in investing	(2,670)	(7,369)	(6,061)	(46,781)

Effect of foreign exchange rates on cash and cash equivalents	16	15	50	19

Net change in cash and cash equivalents	2,725	950	4,283	1,153
Cash and cash equivalents, beginning of period	9,221	6,713	7,663	6,510

Cash and cash equivalents, end of period	$11,946	$7,663	$11,946	$7,663

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME

(In millions)(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017

Revenue
Productivity and Business Processes	$9,668	$8,548	$35,865	$29,870
Intelligent Cloud	9,606	7,822	32,219	27,407
More Personal Computing	10,811	9,235	42,276	39,294

Total	$30,085	$25,605	$110,360	$96,571

Operating Income (Loss)
Productivity and Business Processes	$3,466	$2,891	$12,924	$11,389
Intelligent Cloud	3,901	2,911	11,524	9,127
More Personal Computing	3,012	2,186	10,610	8,815
Corporate and Other	0	(306)	0	(306)

Total	$10,379	$7,682	$35,058	$29,025

MICROSOFT CORPORATION

FOURTH QUARTER FINANCIAL HIGHLIGHTS

All growth comparisons relate to the corresponding period in the last fiscal year. Please refer to the reconciliation of our GAAP and non-GAAP financial results in the table provided above for additional information.

SUMMARY

Revenue was $30.1 billion and increased 17%, driven by growth across each of our segments. Revenue included a favorable foreign currency impact of 2%.

Gross margin was $20.3 billion and increased 19%, due to growth across each of our segments. Gross margin included a favorable foreign currency impact of 3%. Gross margin percentage increased slightly, driven by gross margin percentage improvement in More Personal Computing. Gross margin included a 6 percentage point improvement in commercial cloud gross margin percentage, primarily from Azure, offset in part by increased Azure sales mix.

Operating income was $10.4 billion and increased 35%, driven by growth across each of our segments and a reduction in restructuring expenses. Operating income included a favorable foreign currency impact of 6%. Non-GAAP operating income was $10.4 billion and increased 30%, excluding restructuring expenses of $306 million in the prior year.

Net income was $8.9 billion and increased 10%. Non-GAAP net income was $8.8 billion and increased 5%, excluding the net benefit related to TCJA of $104 million in the current year and restructuring expenses of $243 million in the prior year.

Diluted EPS was $1.14 and increased 11%. Non-GAAP diluted EPS was $1.13 and increased 7%, excluding the net benefit related to TCJA of $0.01 in the current year and restructuring expenses of $0.03 in the prior year.

SEGMENT INFORMATION

Productivity and Business Processes

Revenue increased $1.1 billion or 13%, including a favorable foreign currency impact of 3%.

•	Office Commercial revenue increased $598 million or 10%, driven by Office 365 commercial revenue growth, mainly due to growth in subscribers and average revenue per user, offset in part by lower revenue from products licensed on-premises, reflecting a continued shift to Office 365 commercial.

•	Office Consumer revenue increased $74 million or 8%, driven by Office 365 consumer revenue growth, mainly due to growth in subscribers.

•	LinkedIn revenue increased $397 million or 37%, driven by strong momentum across all businesses.

•	Dynamics revenue increased 11%, driven by Dynamics 365 revenue growth.

Operating income increased $575 million or 20%, including a favorable foreign currency impact of 7%.

•	Gross margin increased $834 million or 13%, driven by growth in Office 365 commercial and LinkedIn. Gross margin percentage was relatively unchanged, primarily due to an increased mix of cloud offerings, offset in part by gross margin percentage improvement in Office 365 commercial and LinkedIn. Gross margin included a favorable foreign currency impact of 3%.

•	Operating expenses increased $259 million or 7%, driven by investments in LinkedIn, cloud engineering, and commercial sales capacity.

Intelligent Cloud

Revenue increased $1.8 billion or 23%, including a favorable foreign currency impact of 3%.

•	Server products and cloud services revenue increased $1.7 billion or 26%, driven by Azure and server products licensed on-premises revenue growth. Azure revenue increased 89%, due to growth from consumed and SaaS revenue. Server products licensed on-premises revenue increased 8%, mainly due to a higher mix of premium licenses for SQL Server and Windows Server.

•	Enterprise Services revenue increased $118 million or 8%, driven by higher revenue from Premier Support Services and Microsoft Consulting Services, offset in part by a decline in revenue from custom support agreements.

Operating income increased $990 million or 34%, including a favorable foreign currency impact of 4%.

•	Gross margin increased $1.3 billion or 23%, driven by growth in server products and cloud services revenue and cloud services scale and efficiencies. Gross margin percentage was relatively unchanged, primarily due to gross margin percentage improvement in Azure, offset in part by an increased mix of cloud offerings. Gross margin included a favorable foreign currency impact of 3%.

•	Operating expenses increased $292 million or 11%, driven by investments in cloud engineering and commercial sales capacity.

More Personal Computing

Revenue increased $1.6 billion or 17%.

•	Windows revenue increased $532 million or 11%, driven by Windows Commercial and Windows OEM revenue growth. Windows Commercial revenue increased 23%, driven by an increased volume of multi-year agreements and the mix of products that carry higher in-quarter revenue recognition. Windows OEM revenue increased 7%. Windows OEM Pro revenue grew 14%, ahead of a strengthening commercial PC market, driven by a higher mix of premium licenses. Windows OEM non-Pro revenue declined 3%, slightly below the consumer PC market, driven by continued pressure in the entry-level price category.

•	Gaming revenue increased $643 million or 39%, driven by higher revenue from Xbox software and services. Xbox software and services revenue increased 36%, mainly from third-party title strength.

•	Surface revenue increased $237 million or 25%, driven by strong performance of the latest editions of Surface against a low prior year comparable.

•	Search advertising revenue increased $183 million or 12%. Search advertising revenue, excluding traffic acquisition costs, increased 17%, driven by growth in Bing, primarily due to higher revenue per search and search volume.

Operating income increased $826 million or 38%, including a favorable foreign currency impact of 6%.

•	Gross margin increased $1.1 billion or 21%, driven by growth in Windows, Surface, and Gaming. Gross margin percentage increased, primarily due to gross margin percentage improvement in Surface, offset in part by a decrease in sales mix. Gross margin included a favorable foreign currency impact of 3%.

•	Operating expenses increased $252 million or 9%, driven by an increase in Surface and Gaming advertising and investments in Search and AI engineering.

EXPENSES

•	Cost of revenue increased $1.3 billion or 15%, mainly due to growth in commercial cloud and Gaming.

•	Sales and marketing expenses increased $468 million or 11%, primarily due to investments in commercial sales capacity, an increase in advertising, and investments in LinkedIn.

•	Research and development expenses increased $419 million or 12%, primarily due to investments in cloud engineering and LinkedIn.

•	General and administrative expenses decreased $84 million or 6%.

•	Restructuring expenses were $306 million in the prior year. During the fourth quarter of fiscal year 2017, we recorded $306 million of employee severance expenses primarily related to our sales and marketing restructuring plan.

INCOME TAXES

The effective tax rate was 17% for the current quarter, compared to (1)% in the prior year. The current quarter effective tax rate reflected the reduction of the U.S. federal statutory tax rate as a result of the TCJA. The prior quarter effective tax rate reflected a $1.8 billion benefit related to the utilization of prior years’ losses from Microsoft’s phone business that were not deductible in the years incurred. Non-GAAP effective tax rate was 18%, excluding the net benefit related to TCJA in the current year.

OTHER INCOME, NET

Other income, net, increased $25 million, driven by an increase in dividends and interest income and higher net recognized gains on derivatives, offset in part by higher recognized losses from foreign currency remeasurement and lower net recognized gains from sales of investments.